Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-97207


PROSPECTUS SUPPLEMENT NO. 2
To Prospectus dated November 22, 2002

                       Medicis Pharmaceutical Corporation
                2.5% Contingent Convertible Senior Notes Due 2032
                                       and
           Class A Common Stock Issuable Upon Conversion of the Notes


         This document supplements our prospectus dated November 22, 2002 (the "prospectus") relating to $400,000,000 aggregate principal amount of our 2.5% Contingent Convertible Senior Notes Due 2032 and the Class A common stock issuable upon conversion of the Notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement and any other prospectus supplements. The information in the following table supplements the information under the caption "Selling Securityholders" in the prospectus.


                                                            SELLING SECURITYHOLDERS

                                                                                       Class A
                                                                                     Common Stock
                                            Aggregate Principal    Percentage of     Beneficially       Class A Common
                                            Amount of Notes that       Notes        Owned Prior to     Stock Registered
Name                                            may be sold         Outstanding      Conversion(1)          Hereby
------------------------------------       ---------------------   ---------------  ---------------   -----------------
Advent Convertible Master Cayman L.P.           $ 2,221,000              *                *                   38,227
Alpha U.S. Sub Fund 4, LLC                          105,000              *                *                    1,807
HFR Convertible Arbitrage Account                   143,000              *                *                    2,461
KBC Financial Products USA Inc.                     875,000              *                *                   15,060
Lyxor Master Fund                                 1,850,000              *                *                   31,841
MFS Total Return Fund (Institutional)             1,500,000              *                *                   25,817
MFS Total Return Fund (Retail)                    2,800,000              *                *                   48,192
Natexis Banques Populaires (NBP)                  2,000,000              *                *                   34,423
Tag Associates                                       16,000              *                *                      275
UBS Warburg LLC                                   4,757,000            1.18               *                   81,876

     Subtotal                                   $16,267,000            4.06               *                  279,979

-----------------
*Less than 1%



(1) Assumes that any other holders of Notes or any future transferee from any holder does not beneficially own any Class A common stock other than Class A common stock into which the Notes are convertible at the conversion price of 17.2117 shares per $1,000 principal amount of the Notes.

         INVESTING IN THE NOTES AND THE CLASS A COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus supplement is January 28, 2003.